POWER OF ATTORNEY The undersigned, a director and (or) officer of Enviri Corporation, a Delaware  corporation (the "Company") appoints the following individuals, with full power to  each of them to act alone, as his or her true and lawful attorneys‐in‐fact and  agents to execute and file on behalf of the undersigned all Forms 3, 4 and 5 and  any amendments thereto that the undersigned may be required to file with the  Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned's ownership of or transactions in securities of Enviri  Corporation.  The authority of the following individuals under the Power of Attorney shall  continue until the undersigned is no longer required to file Forms 3, 4 and 5 with  regard to the undersigned's ownership of or transactions in securities of Enviri  Corporation, unless earlier revoked in writing.  The undersigned acknowledges that the following individuals are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities  Exchange Act of 1934. The following employees of Enviri Corporation: Senior Vice President and General Counsel, Chief Compliance Officer &  Corporate Secretary of the Company         Assistant General Counsel ‐ Corporate          Senior Corporate Counsel This authorization shall supersede all prior authorizations to act for the  undersigned with respect to securities of the Company in these matters.     IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of October, 2023.         /s/ Tom G. Vadaketh         Tom G. Vadaketh